Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JANUARY 2019

Dallas, Texas, January 4, 2019 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.302650 per unit, payable on January 29, 2019, to unit holders of record on January 15, 2019. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for October 2018 and the gas production for September 2018. Preliminary production volumes are approximately 60,337 barrels of oil and 759,085 Mcf of gas. Preliminary prices are approximately $56.94 per barrel of oil and $2.65 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	60,337	759,085	$56.94	$2.65

Prior Month	89,068	762,487	$59.22	$2.32

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of December, approximately $3,633,000 of revenue received will be posted in the following month of January in addition to normal receipts during January. Since the close of business in December and prior to this press release, approximately $468,000 in revenue has been received.

Approximately $355,000 for 2018 Ad Valorem taxes was deducted from this month’s distribution as compared to $186,000 this time last year. These payments are normal expenditures at this time of year.

The 2018 tax information packets are expected to begin mailing directly to unitholders in early March 2019. A copy of Sabine’s 2018 tax information booklet will be posted on Sabine’s website by March 1, 2019. In addition to the tax booklet the Sabine website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are currently expected to be updated with the 2018 tax information by February 19, 2019.

The January 1, 2018 Reserve Summary is available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper SVP, Royalty Trust Services Simmons Bank Toll Free (855) 588-7839